Exhibit 10.26

OWENS & MINOR, INC.

NON-EMPLOYEE DIRECTORS’ 2007-2008 COMPENSATION

Annual Retainer (cash)	$30,000
Annual Retainer (restricted stock with one year vesting period)	$30,000
Additional Retainer for Lead Director	$30,000
Additional Retainer for Non-Executive Chairman	$200,000
Additional Retainer for Audit Committee Chair	$7,000
Additional Retainer for Other Committee Chairs	$5,000
Board Meeting Attendance Fee	$1,500
Audit Committee Meeting Attendance Fee	$1,500
Other Committee Meetings Attendance Fee	$1,200
Telephone Meeting Fee for Any Meeting (other than Audit Committee)	$800
Audit Committee Telephone Meeting	$1,200
Other Committee Telephone Conference Meeting (when called as such)	$800
Board Retreat (annual 2-day meeting)	$3,000
Non-Qualified Stock Options 7-year expiration, exercisable upon grant	5,000 shares